Exhibit 99.1

[LOGO] COMMERCIAL CAPITAL BANCORP, INC.

Contact: Stephen H. Gordon       Chairman & CEO        Telephone: (949) 585-7500
         Christopher G. Hagerty  EVP & CFO             Facsimile: (949) 585-0174


             COMMERCIAL CAPITAL BANCORP, INC. ISSUES $7.5 MILLION OF
                TRUST PREFERRED SECURITIES AND GIVES GUIDANCE ON
                         CERTAIN PERFORMANCE HIGHLIGHTS

IRVINE, CA - September 26, 2003 - Commercial Capital Bancorp, Inc. ("CCBI" or the "Company"), announced today the issuance of $7.5 million of trust preferred securities through a newly created subsidiary, CCB Capital Trust IV, a Delaware special-purpose business trust. The Company received cash proceeds, net of fees and other expenses, of $7,275,000 and contributed all of the net proceeds to the Company's bank subsidiary, Commercial Capital Bank (the "Bank"). The interest rate on these capital securities, which mature in 30 years and are callable beginning in 5 years, adjusts quarterly at a margin of 2.90% over the three-month LIBOR index, and is set for the initial accrual period at a pretax interest cost of 4.04%.

Stephen H. Gordon, Chairman and Chief Executive Officer stated, "The Company is experiencing record levels of total loan originations, resulting in a record increase in loans held for investment. Much of this recent increase has been facilitated through the earlier indicated transition of front loaded, lower yielding mortgage-backed securities into the Company's high quality, adjustable rate, multi-family loans. With the continued significant growth of the Company's loan origination pipeline as we approach the end of this quarter, we view this issuance of trust preferred securities as a strategic opportunity to provide low-cost, non-dilutive equity, to further support the future growth of the Bank."

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At June 30, 2003, CCBI had total assets of $1.4 billion, was the 3rd largest multi-family lender in California during the 12 months ended March 31, 2003 (source: Dataquick Information Systems) and has originated approximately $2.5 billion in multi-family and commercial real estate loans through June 30, 2003. Commercial Capital Bank (the "Bank"), the Company's bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended June 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company's headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA. Commercial Capital Mortgage, Inc. ("CCM"), the Company's mortgage banking subsidiary, funds and sells those loans which the Bank elects to assign to CCM. ComCap Financial Services, Inc., the Company's NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company's asset management subsidiary, provides asset management services to alternative investment funds, made available to accredited investors.

This press release may include forward-looking statements (related to each company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements. This press release does not constitute an offer to buy or a solicitation to sell the capital securities.